Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related proxy/prospectus of Lennar Corporation dated November 10, 2016 and to the use of our report dated February 22, 2016, with respect to the consolidated financial statements of WCI Communities, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission and incorporated by reference in the proxy/prospectus of Lennar Corporation.

/s/ Ernst & Young LLP

Certified Public Accountants

Boca Raton, Florida

November 10, 2016